EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to joint filing on behalf of each of them a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value per share, of Toga Limited and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

Toga Limited, a Delaware corporation

By:	/s/ Toh Kok Soon
Toh Kok Soon, CEO and President

Toga Capital Sdn. Bhd., a Malaysian corporation

By:	/s/ Toh Kok Soon
Toh Kok Soon, CEO

/s/ Goh Seng Guan
Goh Seng Guan

/s/ Lim Jun Hao
Lim Jun Hao